EXHIBIT 24

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes Kit M. Cole or Michael Moulton, and either of them as attorney-in-fact to sign in his or her behalf, individually and in each capacity stated below, and to file this Annual Report  on Form 10-KSB of Epic Bancorp and all amendments and/or supplements to this Annual Report on Form 10-KSB.

Signature	Title	Date
/s/ KIT M. COLE	Chief Executive Officer,	March 30, 2005
Kit M. Cole	Chairman of the Board, and Director
(Principal Executive Officer)
/s/ CAROLYN HORAN
Carolyn Horan	Director	March 30, 2005
/s/ RICHARD E. SMITH
Richard E. Smith	Director	March 30, 2005
/s/ W. JEFFERY TAPPAN
W. Jeffery Tappan	Director	March 30, 2005
/s/ ALLAN BORTEL
Allan Bortel	Director	March 30, 2005
/s/ ROBERT HELLER
Robert Heller	Director	March 30, 2005
/s/ MICHAEL MOULTON	Chief Financial Officer
Michael Moulton	(Principal Financial Officer)	March 30, 2005